UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 9, 2015
ENCORE CAPITAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26489	48-1090909
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3111 Camino Del Rio North, Suite 103, San Diego, California 92108
(Address of principal executive offices, including Zip Code)
(877) 445-4581
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On July 9, 2015, Encore Capital Group, Inc. (the “Company”) amended the Second Amended and Restated Credit Agreement dated as of February 25, 2014 (the “Restated Credit Agreement”) by and among the Company, the several banks and other financial institutions and lenders from time to time party thereto and listed on the signature pages thereof, and SunTrust Bank, as administrative agent and collateral agent to, among other things, (1) increase the maximum cash flow leverage ratio permitted thereunder from 2.00:1.00 to 2.50:1.00, (2) add a maximum cash flow secured leverage ratio of 2.00:1.00 (which may be temporarily increased to up to 2.25:1:00 following the consummation of a permitted acquisition in which the purchase price is $100 million or more), (3) increase the Company’s ability to incur additional unsecured or subordinated indebtedness from $750 million to $1.1 billion, (4) consolidate various investment baskets into a single basket not to exceed the greater of (a) 200% of the consolidated net worth of the Company and its restricted subsidiaries and (b) an unlimited amount such that after giving effect to the making of any investment, the cash flow leverage ratio is less than 1.25:1:00, (5) increase the basket for permitted acquisitions from $225 million over the life of the Restated Credit Agreement to $225 million per fiscal year, and (6) increase the maximum amount of permitted stock repurchases from $50 million to $150 million.
On July 9, 2015, the Company amended the Second Amended and Restated Senior Secured Note Purchase Agreement dated as of May 9, 2013 (as amended, the “Note Purchase Agreement”) by and among the Company, on the one hand, and The Prudential Insurance Company of America, Pruco Life Insurance Company, Prudential Retirement Insurance and Annuity Company and Prudential Annuities Life Assurance Corporations, on the other hand, for purposes of aligning the covenants in the Note Purchase Agreement with the modified covenants in the Restated Credit Agreement.
The foregoing summary of the amendments to the Restated Credit Agreement and the Note Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the documents, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: July 15, 2015	/s/ Jonathan Clark
Jonathan Clark Chief Financial Officer